Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-169119

March 22, 2012

As of March 2012

iPath® Exchange Traded Notes

ETN Product List

iPath® Commodities ETNs	TICKER	YEARLY FEE[1]	MATURITY DATE
Broad			
iPath® Pure Beta Broad Commodity ETN	BCM	0.75%	4/18/41
iPath® Dow Jones–UBS Commodity Index Total Return℠ ETN	DJP	0.75%	6/12/36
iPath® Pure Beta S&P GSCI®-Weighted ETN	SBV	0.75%	4/18/41
iPath® S&P GSCI® Total Return Index ETN	GSP	0.75%	6/12/36
Sector			
iPath® Pure Beta Agriculture ETN	DIRT	0.75%	4/18/41
iPath® Dow Jones–UBS Agriculture Subindex Total Return℠ ETN	JJA	0.75%	10/22/37
iPath® Pure Beta Energy ETN	ONG	0.75%	4/18/41
iPath® Dow Jones–UBS Energy Subindex Total Return℠ ETN	JJE	0.75%	10/22/37
iPath® Pure Beta Grains ETN	WEET	0.75%	4/18/41
iPath® Dow Jones–UBS Grains Subindex Total Return℠ ETN	JJG	0.75%	10/22/37
iPath® Pure Beta Industrial Metals ETN	HEVY	0.75%	4/18/41
iPath® Dow Jones–UBS Industrial Metals Subindex Total Return℠ ETN	JJM	0.75%	10/22/37
iPath® Pure Beta Livestock ETN	LSTK	0.75%	4/18/41
iPath® Dow Jones–UBS Livestock Subindex Total Return℠ ETN	COW	0.75%	10/22/37
iPath® Pure Beta Precious Metals ETN	BLNG	0.75%	4/18/41
iPath® Dow Jones–UBS Precious Metals Subindex Total Return℠ ETN	JJP	0.75%	6/24/38
iPath® Pure Beta Softs ETN	GRWN	0.75%	4/18/41
iPath® Dow Jones–UBS Softs Subindex Total Return℠ ETN	JJS	0.75%	6/24/38
Single Commodities			
iPath® Pure Beta Aluminum ETN	FOIL	0.75%	4/18/41
iPath® Dow Jones–UBS Aluminum Subindex Total Return℠ ETN	JJU	0.75%	6/24/38
iPath® Pure Beta Cocoa ETN	CHOC	0.75%	4/18/41
iPath® Dow Jones–UBS Cocoa Subindex Total Return℠ ETN	NIB	0.75%	6/24/38
iPath® Pure Beta Coffee ETN	CAFE	0.75%	4/18/41
iPath® Dow Jones–UBS Coffee Subindex Total Return℠ ETN	JO	0.75%	6/24/38
iPath® Pure Beta Copper ETN	CUPM	0.75%	4/18/41
iPath® Dow Jones–UBS Copper Subindex Total Return℠ ETN	JJC	0.75%	10/22/37
iPath® Pure Beta Cotton ETN	CTNN	0.75%	4/18/41
iPath® Dow Jones–UBS Cotton Subindex Total Return℠ ETN	BAL	0.75%	6/24/38
iPath® Pure Beta Lead ETN	LEDD	0.75%	4/18/41
iPath® Dow Jones–UBS Lead Subindex Total Return℠ ETN	LD	0.75%	6/24/38
iPath® Seasonal Natural Gas ETN	DCNG	0.75%	4/18/41
iPath® Dow Jones–UBS Natural Gas Subindex Total Return℠ ETN[2]	GAZ	0.75%	10/22/37
iPath® Pure Beta Nickel ETN	NINI	0.75%	4/18/41
iPath® Dow Jones–UBS Nickel Subindex Total Return℠ ETN	JJN	0.75%	10/22/37
iPath® Dow Jones–UBS Platinum Subindex Total Return℠ ETN[2]	PGM	0.75%	6/24/38
iPath® Pure Beta Sugar ETN	SGAR	0.75%	4/18/41
iPath® Dow Jones–UBS Sugar Subindex Total Return℠ ETN	SGG	0.75%	6/24/38
iPath® Dow Jones–UBS Tin Subindex Total Return℠ ETN	JJT	0.75%	6/24/38
iPath® Pure Beta Crude Oil ETN	OLEM	0.75%	4/18/41
iPath® S&P GSCI® Crude Oil Total Return Index ETN	OIL	0.75%	8/14/36

1 The investor fee is calculated cumulatively based on the Yearly Fee and the performance of the underlying index or currency exchange rate and increases each day based on the level of the index or currency exchange rate on that day. Because the investor fee reduces the amount of your return at maturity or upon redemption, if the value of the underlying decreases or does not increase significantly, you may receive less than the principal amount of your investment at maturity or upon redemption. For a more complete description of how the investor fee is calculated and any other applicable costs, please see the applicable product page and Pricing Supplement at www.iPathETN.com.

2 Closed to further issuances.

BARCLAYS

	TICKER	YEARLY FEE[1]	MATURITY DATE
iPath Currency ETNs			
iPath® EUR/USD Exchange Rate ETN	**ERO**	0.40%	5/14/37
iPath® GBP/USD Exchange Rate ETN	**GBB**	0.40%	5/14/37
iPath® JPY/USD Exchange Rate ETN	**JYN**	0.40%	5/14/37
iPath® GEMS Index™ ETN	**JEM**	0.89%	2/4/38
iPath® GEMS Asia 8 ETN	**AYT**	0.89%	4/8/38
iPath® Asian & Gulf Currency Revaluation ETN	**PGD**	0.89%	2/4/38
iPath® Optimized Currency Carry ETN	**ICI**	0.65%	1/28/38
iPath Equity ETNs			
Volatility			
iPath® S&P 500 VIX Short-Term Futures™ ETN	**VXX**	0.89%	1/30/19
iPath® S&P 500 VIX Mid-Term Futures™ ETN	**VXZ**	0.89%	1/30/19
iPath® Inverse S&P 500 VIX Short-Term Futures™ ETN	**XXV**	0.89%	7/17/20
iPath® Inverse S&P 500 VIX Short-Term Futures™ ETN (II)	**IVOP**	0.89%	9/20/21
iPath® S&P 500 Dynamic VIX ETN	**XVZ**	0.95%	8/18/21
Leveraged			
iPath® Long Extended Russell 1000® TR Index ETN	**ROLA**	0.50%	11/30/20
iPath® Short Extended Russell 1000® TR Index ETN	**ROSA**	0.50%	11/30/20
iPath® Long Extended Russell 2000® TR Index ETN	**RTLA**	0.50%	11/30/20
iPath® Short Extended Russell 2000® TR Index ETN	**RTSA**	0.50%	11/30/20
iPath® Long Enhanced MSCI EAFE® Index ETN	**MFLA**	0.80%	11/30/20
iPath® Short Enhanced MSCI EAFE® Index ETN	**MFSA**	0.80%	11/30/20
iPath® Long Enhanced MSCI Emerging Markets Index ETN	**EMLB**	0.80%	11/30/20
iPath® Short Enhanced MSCI Emerging Markets Index ETN	**EMSA**	0.80%	11/30/20
iPath® Long Extended S&P 500® TR Index ETN	**SFLA**	0.35%	11/30/20
iPath® Short Extended S&P 500® TR Index ETN	**SFSA**	0.35%	11/30/20
iPath® Long Enhanced S&P 500 VIX Mid-Term Futures™ ETN (II)	**VZZB**	0.89%	7/12/21
International			
iPath® MSCI India Index℠ ETN[2]	**INP**	0.89%	12/18/36
Strategy			
iPath® CBOE S&P 500 BuyWrite Index℠ ETN	**BWV**	0.75%	5/28/37
iPath Fixed Income ETNs			
iPath® US Treasury Steepener ETN	**STPP**	0.75%	8/13/20
iPath® US Treasury Flattener ETN	**FLAT**	0.75%	8/13/20
iPath® US Treasury 2-year Bull ETN	**DTUL**	0.75%	8/13/20
iPath® US Treasury 2-year Bear ETN	**DTUS**	0.75%	8/13/20
iPath® US Treasury 5-year Bull ETN	**DFVL**	0.75%	7/12/21
iPath® US Treasury 5-year Bear ETN	**DFVS**	0.75%	7/12/21
iPath® US Treasury 10-year Bull ETN	**DTYL**	0.75%	8/13/20
iPath® US Treasury 10-year Bear ETN	**DTYS**	0.75%	8/13/20
iPath® US Treasury Long Bond Bull ETN	**DLBL**	0.75%	8/13/20
iPath® US Treasury Long Bond Bear ETN	**DLBS**	0.75%	8/13/20
iPath Alternative ETNs			
iPath® Global Carbon ETN	**GRN**	0.75%	6/24/38

All iPath ETNs trade on NYSE Arca℠ and are eligible for short sales.

1 The investor fee is calculated cumulatively based on the Yearly Fee and the performance of the underlying index or currency exchange rate and increases each day based on the level of the index or currency exchange rate on that day. Because the investor fee reduces the amount of your return at maturity or upon redemption, if the value of the underlying decreases or does not increase significantly, you may receive less than the principal amount of your investment at maturity or upon redemption. For a more complete description of how the investor fee is calculated and any other applicable costs, please see the applicable product page and Pricing Supplement at www.iPathETN.com.

2 Closed to further issuances.

Selected Risk Considerations

An investment in the iPath ETNs described herein (the "ETNs") involves risks. Selected risks are summarized here, but we urge you to read the more detailed explanation of risks described under "Risk Factors" in the applicable prospectus supplement and pricing supplement.

You May Lose Some or All of Your Principal: The ETNs are exposed to any change in the level of the underlying index between the inception date and the applicable valuation date. Additionally, if the level of the underlying index is insufficient to offset the negative effect of the investor fee and other applicable costs, you will lose some or all of your investment at maturity or upon redemption, even if the value of such index has increased or decreased, as the case may be. Because the ETNs are subject to an investor fee and any other applicable costs, the return on the ETNs will always be lower than the total return on a direct investment in the index components. **The ETNs are riskier than ordinary unsecured debt securities and have no principal protection.**

Credit of Barclays Bank PLC: The ETNs are unsecured debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of or guaranteed by any third party. Any payment to be made on the ETNs, including any payment at maturity or upon redemption, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC will affect the market value, if any, of the ETNs prior to maturity or redemption. In addition, in the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the ETNs.

Issuer Redemption: If specified in the applicable prospectus, Barclays Bank PLC will have the right to redeem or "call" a series of ETNs (in whole but not in part) at its sole discretion and without your consent on any trading day on or after the inception date until and including maturity.

Automatic Redemption: If specified in the applicable prospectus, Barclays Bank PLC will automatically redeem a series of ETNs (in whole only, but not in part) at the specified automatic redemption value if, on any valuation date prior to or on the final valuation date, the intraday indicative note value of the ETNs becomes less than or equal to the applicable level specified in the prospectus. For ETNs inversely linked to the S&P 500 VIX Short-Term Futures™ Index Excess Return, an automatic redemption may occur as a result of a precipitous increase in volatility in the U.S. equity markets and is highly likely to occur if the historical frequency of precipitous increases in volatility in the U.S. equity markets persist.

A Trading Market for the ETNs May Not Develop: Although the ETNs are listed on NYSE Arca, a trading market for the ETNs may not develop and the liquidity of the ETNs may be limited, as we are not required to maintain any listing of the ETNs.

No Interest Payments from the ETNs: You may not receive any interest payments on the ETNs.

Restrictions on the Minimum Number of ETNs and Date Restrictions for Redemptions: You must redeem at least 25,000 or 50,000 (depending on the series) ETNs of the same series at one time in order to exercise your right to redeem your ETNs on any redemption date. You may only redeem your ETNs on a redemption date if we receive a notice of redemption from you by certain dates and times as set forth in the pricing supplement.

Uncertain Tax Treatment: Significant aspects of the tax treatment of the ETNs are uncertain. You should consult your own tax advisor about your own tax situation.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-764-7284, or you may request a copy from any other dealer participating in the offering.

BlackRock Investments, LLC, assists in the promotion of the iPath ETNs.

The ETNs may be sold throughout the day on the exchange through any brokerage account. Commissions may apply and there are tax consequences in the event of sale, redemption or maturity of ETNs.

The Dow Jones-UBS Commodity Indexes℠ are a joint product of Dow Jones Indexes, a licensed trademark of CME Group Index Services LLC ("CME Indexes"), and UBS Securities LLC ("UBS Securities"), and have been licensed for use. "Dow Jones®," "DJ," "Dow Jones Indexes", "UBS", "Dow Jones-UBS Commodity Index℠", "DJ-UBSCI℠", "Dow Jones-UBS Commodity Index Total Return℠", "Dow Jones-UBS Agriculture Subindex Total Return℠", "Dow Jones-UBS Aluminum Subindex Total Return℠", "Dow Jones-UBS Cocoa Subindex Total Return℠", "Dow Jones-UBS Coffee Subindex Total Return℠", "Dow Jones-UBS Copper Subindex Total Return℠", "Dow Jones-UBS Cotton Subindex Total Return℠", "Dow Jones-UBS Energy Subindex Total Return℠", "Dow Jones-UBS Grains Subindex Total Return℠", "Dow Jones-UBS Industrial Metals Subindex Total Return℠", "Dow Jones-UBS Lead Subindex Total Return℠", "Dow Jones-UBS Livestock Subindex Total Return℠", "Dow Jones-UBS Natural Gas Subindex Total Return℠", "Dow Jones-UBS Nickel Subindex Total Return℠", "Dow Jones-UBS Platinum Subindex Total Return℠", "Dow Jones-UBS Precious Metals Subindex Total Return℠", "Dow Jones-UBS Softs Subindex Total Return℠", "Dow Jones-UBS Sugar Subindex Total Return℠" and "Dow Jones-UBS Tin Subindex Total Return℠" are service marks of Dow Jones Trademark Holdings, LLC ("Dow Jones"), and UBS AG ("UBS AG"), as the case may be, have been licensed to CME Indexes and have been sub-licensed for use for certain purposes by Barclays Bank PLC. The ETNs based on the indices are not sponsored, endorsed, sold or promoted by Dow Jones, UBS AG, UBS Securities, CME Indexes or any of their respective subsidiaries or affiliates. None of Dow Jones, UBS AG, UBS Securities, CME Indexes, or any of their subsidiaries or affiliates makes any representation or warranty, express or implied, to the owners of or counterparts to the ETNs based on the indices or any member of the public regarding the advisability of investing in securities or commodities generally or in the ETNs based on any of the indices particularly.

The MSCI indexes are the exclusive property of MSCI, Inc. ("MSCI"). MSCI and the MSCI index names are service mark(s) of MSCI or its affiliates and have been licensed for use for certain purposes by Barclays Bank PLC. The financial securities referred to herein are not sponsored, endorsed, or promoted by MSCI, and MSCI bears no liability with respect to any such financial securities. The relevant pricing supplement contains a more detailed description of the limited relationship MSCI has with Barclays Bank PLC and any related financial securities. No purchaser, seller or holder of this product, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote this product without first contacting MSCI to determine whether MSCI's permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.

"S&P GSCI®", "S&P GSCI® Index", "S&P GSCI® Total Return Index", "S&P GSCI® Commodity Index" and "S&P GSCI® Crude Oil Total Return Index" are trademarks of Standard & Poor's Financial Services LLC ("S&P") and have been licensed for use by Barclays Bank PLC. The ETNs are not sponsored, endorsed, sold or promoted by S&P. S&P does not make any representation or warranty, express or implied, to the owners of the ETNs or any member of the public regarding the advisability of investing in securities generally or in the ETNs particularly or the ability of the S&P GSCI® to track general stock market performance.

"Standard & Poor's®", "S&P®", "S&P 500®", "Standard & Poor's 500™" and "500" are trademarks of Standard & Poor's Financial Services LLC ("S&P"), and "BuyWrite" and "CBOE" are trademarks of the Chicago Board Options Exchange, Incorporated ("CBOE"). These marks have been licensed for use by Barclays Bank PLC. The ETNs are not sponsored, endorsed, sold or promoted by S&P or the CBOE and neither S&P nor CBOE make any representation regarding the advisability of investing in the ETNs.

"Standard & Poor's®", "S&P®", "S&P 500®", "Standard & Poor's 500™", "S&P 500 VIX Short-Term Futures™", "S&P 500 VIX Mid-Term Futures™" and "S&P 500® Dynamic VIX Futures™" are trademarks of Standard & Poor's Financial Services LLC ("S&P") and have been licensed for use by Barclays Bank PLC. "VIX" is a registered trademark of the Chicago Board Options Exchange, Incorporated ("CBOE") and has been licensed for use by S&P. The ETNs are not sponsored, endorsed, sold or promoted by S&P or the CBOE. S&P and CBOE make no representation, condition or warranty, express or implied, to the owners of the ETNs or any member of the public regarding the advisability of investing in securities generally or in the ETNs or in the ability of either index to track market performance.

"Russell 1000® Index" and "Russell 2000® Index" are trademarks of Frank Russell Company and have been licensed for use by Barclays Bank PLC. The ETNs are not sponsored, endorsed, sold, or promoted by Frank Russell Company and Frank Russell Company makes no representation regarding the advisability of investing in the ETNs.

Each of the Barclays commodities indices referenced herein is a trademark of Barclays Bank PLC.

"Barclays US Treasury 2Y/10Y Yield Curve Index™", "Barclays 2Y US Treasury Futures Targeted Exposure Index™", "Barclays 5Y US Treasury Futures Targeted Exposure Index™", "Barclays 10Y US Treasury Futures Targeted Exposure Index™", "Barclays Long Bond US Treasury Futures Targeted Exposure Index™", "Barclays Optimized Currency Carry Index™", "USD Optimized Currency Carry Index™", "Barclays Global Carbon Index™", "Barclays Global Carbon Index Total Return™", "Barclays Global Emerging Markets Strategy (GEMS) Asia 8 Index™", "Barclays Global Emerging Markets Strategy (GEMS) Pegged Currency Index™", and "Barclays Global Emerging Markets Strategy (GEMS) Index™" are trademarks of Barclays Bank PLC.

©2006–2012 Barclays Bank PLC. All rights reserved. iPath, iPath ETNs and the iPath logo are registered trademarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners. 4003_PRD_v02TP_3/12

Not FDIC Insured • No Bank Guarantee • May Lose Value

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